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                                                                      EXHIBIT 99

               STEVEN B. RATOFF ELECTED CIMA CHAIRMAN OF THE BOARD
             AND APPOINTED INTERIM CEO EFFECTIVE MAY 1, 2003 COMPANY
               CONFIRMS FIRST-QUARTER AND FULL-YEAR 2003 GUIDANCE

Eden Prairie, MN, March 31, 2003 -- CIMA LABS INC. (Nasdaq: CIMA) today announced that current board member Steven B. Ratoff, 60, has been elected chairman of the board and will become the company's interim chief executive officer on May 1, 2003, following the retirement of president and CEO John M. Siebert, Ph.D., 63. The company will continue its search for a permanent chief executive officer. Dr. Siebert, who on March 18, 2002 announced his plan to retire, will continue to serve on CIMA's board of directors.

Mr. Ratoff brings to the interim CEO position more than 30 years of executive management experience. Now a private investor, he has served on CIMA's board since 1995. In 1998, Mr. Ratoff joined the board of directors of MacroMed, Inc. a privately held, development stage drug-delivery company, and from February 2001 to December 2001 he served as the company's President and Chief Executive Officer. From December 1994 to February 2001, Mr. Ratoff was executive vice president and chief financial officer of Brown-Forman Corporation, a NYSE-listed diversified consumer products company. Mr. Ratoff's career also included 16 years with Bristol-Myers Squibb in a variety of managerial positions of increasing responsibility, the last of which was senior vice president and chief financial officer of the pharmaceutical group. Mr. Ratoff is a member of the board of directors of Inkine Pharmaceuticals, a Nasdaq-traded biopharmaceutical company.

Stated Dr. Siebert, "While I had planned to serve as president and CEO until a permanent replacement could be named, it is now time for me to seek the challenges I had planned for this stage in my life. Although helping to transform CIMA into a profitable, specialty pharmaceutical company has been one of my proudest professional accomplishments, the time commitment required by my personal plans precludes me from becoming CIMA's chairman as the company announced last year. While CIMA searches for a permanent CEO, the company is fortunate to have in Steven Ratoff a seasoned chief executive who has demonstrated a strong commitment to accelerating the company's growth. I look forward to continuing to work with Steven and contributing to CIMA's success as a member of the board."

Said Mr. Ratoff, "On behalf of the board of directors, I would like to thank John for his tireless -- and tremendously effective -- commitment to CIMA during his eight-year tenure as CEO. John has transformed CIMA from a development-stage company with unproven technology into a rapidly growing, profitable enterprise with excellent technology, strong industry partnerships and a robust product pipeline. While we will miss John's day-to-day leadership, we will continue to benefit from his market insight and strategic vision as a member of our board of directors."

"Thanks to John, we have a strong foundation on which to build, including some exciting proprietary products under development," continued Mr. Ratoff. "I look forward to working with


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CIMA's management team in executing the company's growth strategy while the search for a permanent CEO continues."

Mr. Ratoff holds a BS in Business Administration from Boston University and received an MBA with distinction from the University of Michigan.

COMPANY CONFIRMS FIRST-QUARTER AND FULL-YEAR GUIDANCE
CIMA also announced that the company is confirming the guidance for the first quarter and full year 2003 that it provided on February 20, 2003. For full year 2003, the company expects revenue to be in the range of $70.0 million to $75.0 million. Based on an expected full-year tax rate of 31% to 33% (due to the anticipated recognition of approximately $2.0 million in remaining income tax benefits), the company expects net income per diluted share to be in the range of $1.07 to $1.17. Based on a normalized tax rate of approximately 40%, which would apply in the absence of income tax benefits, CIMA's pro forma net income per diluted share for full year 2003 would be an anticipated $0.94 to $1.04, compared with pro forma net income per diluted share of $0.66 for 2002.

The company expects to report first-quarter 2003 earnings of $0.18 to $0.22 per diluted share using an income tax rate in the range of 35% to 37%, on revenues of $14.0 million to $15.5 million. Based on a normalized tax rate of 40%, anticipated net income per diluted share would be in the range of $0.17 to $0.21.

ABOUT CIMA LABS
CIMA develops and manufactures prescription and over-the-counter products based upon its proprietary, fast-dissolve drug delivery technologies, OraSolv(R) and DuraSolv(R). Based on its technologies, an active drug ingredient, which the company frequently taste-masks, is formulated into a new, orally disintegrating dosage form that dissolves quickly in the mouth without chewing or the need for water. CIMA's business involves a dual operating strategy. The company develops and manufactures fast-dissolve versions of drugs for pharmaceutical company partners for whom it currently produces three branded prescription pharmaceuticals and three over-the-counter brands. CIMA is also developing proprietary products utilizing its fast-dissolve technologies, as well as its new OraVescent(R) enhanced absorption, transmucosal drug delivery system. Visit CIMA's Web site at www.cimalabs.com for additional information.

Statements in this press release that are not historical facts, including those made regarding the appointment of Steven Ratoff as chairman and interim chief executive officer, the execution of CIMA's growth strategy, the search for a permanent CEO, and the company's financial expectations for the first quarter and full year 2003, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors could cause actual results to differ materially from CIMA's assumptions and expectations. These factors include the successful completion of feasibility projects, consumer acceptance of CIMA's products, the receipt of firm orders for CIMA's products, the success of pharmaceutical companies in marketing CIMA's products, production costs, production yields, agreeing to commercial terms with pharmaceutical companies for new collaborative development and license agreements, capacity utilization of product development and manufacturing resources, the outcome of tests in humans of proposed products, returns on investments, and recognition of




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income tax benefits. Additional factors that may cause actual results to differ from CIMA's assumptions and expectations include those set forth under the heading "Factors That Could Affect Future Results" included in CIMA's most recent filings with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.


Contact Information:

John M. Siebert, CEO, or David A. Feste, CFO
952/947-8700

Richard G. Cinquina
Equity Market Partners
212/461-7145 or
612/338-0810